To Whom It May Concern:

We hereby consent to the use in the Registration Statement of James Maritime Holdings, Inc. on Form 10-K of our Report of Independent Registered Public Accounting Firm, dated April 28, 2025 on the balance sheet of James Maritime Holdings, Inc.as of December 31, 2024 and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797) Henderson, Nevada

May 1, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com